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                                                                    EXHIBIT 99.4

                               [MICOA LETTERHEAD]
November __, 2000

Dear MICOA policyholder:

         We are pleased to announce that the board of directors of Mutual Insurance Corporation Of America has unanimously adopted a plan of conversion under which we will convert from a mutual insurance company to a stock insurance company. As part of the conversion process, a new company, American Physicians Capital, Inc., or APCapital, has been formed. APCapital will own MICOA and MICOA will change its name to American Physicians Assurance Corporation. THE CONVERSION WILL NOT CHANGE THE STATUS OF YOUR EXISTING INSURANCE POLICY WITH US.

         We believe that the conversion will benefit all policyholders. Becoming a stock company and raising additional capital will:

         - Increase our surplus, thereby strengthening policyholder protection;
         - Provide greater flexibility for future product line expansion and geographic diversification;
         - Enhance operational flexibility and improve financial capability to compete more effectively with other insurance companies and other types of financial services organizations;
         - Support future strategic transactions, including potential acquisitions;
         - Create the ability to use APCapital stock, in addition to cash, as consideration for strategic acquisitions;
         - Enhance our access to public capital markets; and
         - Permit us to attract, motivate and retain highly qualified employees through the use of stock-based compensation programs.

         A proxy statement is enclosed for your review, together with a proxy card, Question and Answer brochure, prospectus and stock order form. I urge you to read carefully all of the materials provided. YOUR VOTE IS IMPORTANT TO THE SUCCESS OF THE PLAN. We urge you to vote FOR the plan by completing, signing, dating and returning the enclosed proxy card immediately in the [COLOR] postage-paid envelope provided, whether or not you expect to attend the special meeting or subscribe for stock. Your vote approving the conversion in no way obligates you to buy stock. If you receive more than one proxy card, please sign and return each one. The deadline for returning proxy cards is _________, 2000.

         As an eligible policyholder, you may also exercise your nontransferable right to subscribe for shares of APCapital common stock on a priority basis. The enclosed prospectus describes the offerings and the operations of MICOA and its subsidiaries. If you wish to purchase stock, please complete the stock order form and mail it to ChaseMellon Shareholder Services, L.L.C. in the enclosed postage-paid envelope marked "STOCK ORDER RETURN". Your order must be physically received no later than _________ on ___________, 2000. PLEASE READ THE PROSPECTUS CAREFULLY BEFORE MAKING AN INVESTMENT DECISION.

         If you have any questions or would like additional information, please call our Subscription Information Center at 1-888-634-6307 Monday through Friday from 9:00 a.m. to 5:30 p.m.

                                        Sincerely,


                                        William B. Cheeseman, President and
                                        Chief Executive Officer

THIS LETTER IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK OF AMERICAN PHYSICIANS CAPITAL, INC. SUCH AN OFFER WILL BE MADE ONLY BY MEANS OF A PROSPECTUS.